EXHIBIT 99.1
News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services, Inc. Announces Definitive Agreement to
Acquire J.W. Burress, Incorporated
BATON ROUGE, Louisiana — May 16, 2007 — H&E Equipment Services, Inc. (NASDAQ: HEES) (the “Company”) announced today a definitive agreement to acquire J.W. Burress, Incorporated (“Burress”). The acquisition is subject to the completion of Burress’ 2006 audit, obtaining certain third-party consents (including from equipment manufacturers and vendors), receipt of financing, closing of the acquisition no later than July 31, 2007, and other customary closing conditions.
Burress is a privately owned construction equipment distributor serving the mid-Atlantic markets out of twelve locations. Burress’ principal business activity is sales of new and used equipment, which represents approximately 60% of the company’s revenues. Among others, Burress represents the following manufacturers: Diamond Z, Doosan, Hitachi, Manitowoc, Grove and Terex. The Company does not anticipate currently that Burress will continue to represent Hitachi. The Company believes that it will be able, through Burress, to expand and grow its relationship with other manufacturers with whom Burress currently does business and other manufacturers with whom the Company has had discussions. Accordingly, the acquisition is not conditioned on continuing the Hitachi distributorship.
The estimated purchase price without Hitachi will be approximately $108.7 million, subject to adjustments, plus estimated assumed indebtedness of approximately $.4 million and will be financed through the Company’s existing senior secured credit facility. Should Burress continue to represent Hitachi, the Burress shareholders will have the opportunity to receive additional purchase price of approximately $12.9 million payable over three years. Burress had unaudited revenues of approximately $178.0 million for the year ended December 31, 2006. The sale, rental and service of Hitachi products accounted for approximately 28% of unaudited revenues. The transaction is expected to be accretive in 2007.
John Engquist, President and Chief Executive Officer stated, “Burress is one of the premier distributors of heavy construction equipment in the U.S. and has an outstanding reputation with the manufacturers they represent and the end users they serve. This acquisition will expand our footprint contiguously throughout the mid-Atlantic region and affords us significant growth

- MORE -

H&E Equipment Services, Inc. Announces Definitive Agreement to Acquire
J.W. Burress, Incorporated

May 16, 2007
opportunities. Our ideal acquisition target is a distributor with strong retail sales and product support capabilities and a rental component that we can improve and grow significantly. Burress certainly fits this profile.”
The Company’s management will hold a conference call Wednesday, May 16, 2007 at 10:00 a.m. (Eastern Time) to discuss the acquisition. To listen to the call, participants should dial 913-981-4915 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Wednesday, May 16, 2007, and will continue through May 23, 2007, by dialing 719-457-0820 and entering confirmation code 8452252.
The live broadcast of the Company’s conference call will be available online at www.he-equipment.com on May 16, 2007, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.
The Orr Group represented J.W. Burress in the transaction. The Orr Group is an investment banking firm that provides merger & acquisition, financing, strategic advisory and valuation services to publicly traded and privately held companies. Since 1996, The Orr Group has successfully completed merger transactions valued at more than $3 billion and is located in Winston-Salem, North Carolina.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 47 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire, including Burress; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, there can be no assurance that the transaction with Burress will close. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

- END -